Exhibit 99.1
jetBlue®                                         Investor Update

Investor Update: April 26, 2012

This investor update provides JetBlue’s investor guidance for the second quarter ending June 30, 2012 and full year 2012.

Recent Announcements

JetBlue has recently announced service between the following new city pairs:

City Pair	Frequency	Start Date
Fort Lauderdale, FL – Bogotá, Colombia	1X Daily	May 7, 2012
Boston, MA – Nantucket, MA	1X Daily	May 17, 2012
New York, NY (LGA) – Fort Myers, FL	1X Daily	June 11, 2012
New York, NY (LGA) – Sarasota, FL	1X Daily	June 11, 2012
New York, NY (LGA) – Tampa, FL	2X Daily	June 11, 2012
Washington, DC (DCA) – Tampa, FL	1X Daily	June 11, 2012

Capacity

Second quarter 2012 available seat miles (ASMs) are estimated to increase 4% to 6% year-over-year. Full year 2012 ASMs are estimated to increase 6% to 8% year-over-year.

JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

Second Quarter 2012		Full Year 2012
A320	E190	A320	E190
85%	15%	85%	15%

Average stage length is projected to be approximately 1,079 miles during the second quarter of 2012 versus 1,091 miles during the same prior year period and approximately 1,082 miles for the full year 2012 versus 1,091 miles for the full year 2011.

Operational Outlook

	Second Quarter	Full Year
	2012	2012
Operating Expense Year-Over-Year Percentage Change
Unit Operating Expense (CASM)	4.0% - 6.0%	3.5% - 5.5%
Unit Operating Expense Excluding Fuel (Ex-Fuel CASM)	6.5% - 8.5%	3.0% - 5.0%
Fuel Expense
Estimated Consumption (gallons)	140 million	565 million
Estimated Fuel Price per Gallon, Net of Hedges *	$3.33	$3.30
*Includes fuel taxes

jetBlue®                                         Investor Update

Other Income (Expense)
JetBlue estimates total Other Income (Expense) to be between ($40) and ($45) million in the second quarter and between ($160) and ($170) million for the full year.

Tax Rate
JetBlue expects an annual effective tax rate of approximately 39%. However, the actual tax rate in both second quarter and full year 2012 could differ due to the non-deductibility of certain items for tax purposes.

Fuel Hedges

As of April 20, 2012 JetBlue’s advanced fuel derivative contracts for the next nine months are as follows:

	Gallons	Estimated Percentage	Price
		of Consumption
2Q12	37 million	26%

•2% in crude call options with the average cap at $99/bbl
•4% in crude collars with the average cap at $97/bbl and the average put at $78/bbl
•7% in heat collars with the average cap at $3.27/gal and the average put at $2.87/gal
•7% in USGC jet fuel swaps at an average of $3.02/gal
•6% in USGC jet fuel collars with the average cap at $3.12/gal and the average put at $2.78/gal

3Q12	29 million	19%

•4% in crude collars with the average cap at $97/bbl and the average put at $78/bbl
•6% in heat collars with the average cap at $3.28/gal and the average put at $2.88/gal
•6% in USGC jet fuel swaps at an average of $3.05/gal
•3% in USGC jet fuel collars with the average cap at $3.09/gal and the average put at $2.76/gal

4Q12	26 million	19%

•4% in crude collars with the average cap at $97/bbl and the average put at $78/bbl
•7% in heat collars with the average cap at $3.29/gal and the average put at $2.89/gal
•7% in USGC jet fuel swaps at an average of $3.03/gal
•1% in USGC jet fuel collars with the average cap at $3.22/gal and the average put at $2.84/gal

Capital Expenditures
(In millions)

Second Quarter 2012		Full Year 2012
Aircraft	Non-aircraft	Aircraft	Non-aircraft
$115	$55	$435	$230

jetBlue®                                         Investor Update

Aircraft Delivery Schedule

As of March 31, 2012 JetBlue’s fleet was comprised of 121 Airbus A320 aircraft and 51 EMBRAER 190 aircraft. 83 aircraft were on order from Airbus and Embraer, scheduled for delivery through 2018, with options to acquire 56 additional aircraft. In addition, JetBlue plans to take delivery of 40 Airbus A320neos between 2018 and 2021.

	Airbus A320			EMBRAER 190
	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease
1Q12	1	-	-	2	2	-
2Q12	2	2	-	1	1	-
3Q12	1	-	-	-	-	-
4Q12	3	-	-	1	1	-
Total at Year End**	127	91	30	53	23	30

** JetBlue leased two of its owned EMBRAER 190 aircraft to a third party in 2008, which are not included in the table above.

Share Count
Share count estimates for calculating basic and diluted earnings per share are as follows:

	Second Quarter 2012
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)***
Zero - $11 million	283.9	285.0	$-
$11 million - $15 million	283.9	312.5	$1
$15 million or greater	283.9	345.6	$3
	Full Year 2012
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)***
Zero - $44 million	283.6	285.1	$-
$44 million - $60 million	283.6	312.5	$4
$60 million or greater	283.6	345.7	$11

*** Net of taxes
These share count estimates assume 20% annual stock price appreciation and are based on several other assumptions. The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.

jetBlue®                                         Investor Update

This investor update contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words "expects," "plans," "anticipates," "indicates," "believes," "forecast," "guidance," "outlook," "may," "will," "should," "seeks," "targets" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases and volatility in fuel prices, increases in maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; a negative impact on the JetBlue brand; the long term nature of our fleet order book;  changes in or additional government rules, regulations or laws; changes in our industry due to other airlines' financial condition; the impact on our growth because of economic difficulties in Europe through a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2011 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this update.